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Exhibit 99.2

SLM CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
SECOND QUARTER 2004
(Dollars in millions, except per share amounts)

        The following supplemental information should be read in connection with SLM Corporation's (the "Company") press release of second quarter 2004 earnings, dated July 15, 2004.

        Statements in this Supplemental Financial Information release, which refer to expectations as to future developments, are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements contemplate risks, uncertainties and other factors that may cause the actual results to differ materially from such forward-looking statements. Such factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in such laws and regulations; changes in the demand for educational financing or in financing preferences of educational institutions, students and their families; and changes in the general interest rate environment. For more information, see our filings with the Securities and Exchange Commission ("SEC").

        Definitions for capitalized terms in this document can be found in the Company's 2003 Form 10-K filed with the SEC on March 15, 2004.

RESULTS OF OPERATIONS

        The following table presents the statements of income for the quarters ended June 30, 2004, March 31, 2004, and June 30, 2003 and for the six months ended June 30, 2004 and 2003.

Condensed Statements of Income

	Quarters ended			Six months ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Interest income:
Federally insured student loans	$492	$469	$462	$961	$930
Private Credit Student Loans	77	77	88	153	176
Academic facilities financings and other loans	18	18	19	37	39
Investments	52	43	42	96	70

Total interest income	639	607	611	1,247	1,215
Interest expense	307	285	257	593	515

Net interest income	332	322	354	654	700
Less: provision for losses	28	40	36	68	79

Net interest income after provision for losses	304	282	318	586	621

Other income:
Gains on student loan securitizations	198	114	314	312	620
Servicing and securitization revenue	124	137	200	261	389
Derivative market value adjustment	386	(117)	(205)	269	(324)
Guarantor servicing fees	23	35	25	58	60
Debt management fees	70	80	52	150	111
Other	69	59	60	127	109

Total other income	870	308	446	1,177	965
Operating expenses	206	209	190	415	369

Income before income taxes	968	381	574	1,348	1,217
Income taxes	353	90	201	442	428

Net income	615	291	373	906	789
Preferred stock dividends	3	3	3	6	6

Net income attributable to common stock	$612	$288	$370	$900	$783

Diluted earnings per common share	$1.36	$.64	$.80	$2.00	$1.68

        Income tax expense includes the permanent tax impact of excluding gains and losses from equity forward contracts from taxable income.

Net Interest Income

Taxable Equivalent Net Interest Income

        The amounts in the following table are adjusted for the impact of certain tax-exempt and tax-advantaged investments based on the marginal federal corporate tax rate of 35 percent.

	Quarters ended			Six months ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Interest income
Student loans	$569	$546	$550	$1,114	$1,106
Academic facilities financings and other loans	18	18	19	37	39
Investments	52	43	42	96	70
Taxable equivalent adjustment	1	3	5	5	8

Total taxable equivalent interest income	640	610	616	1,252	1,223
Interest expense	307	285	257	593	515

Taxable equivalent net interest income	$333	$325	$359	$659	$708

Average Balance Sheets

        The following table reflects the rates earned on interest earning assets and paid on interest bearing liabilities for the quarters ended June 30, 2004, March 31, 2004 and June 30, 2003 and for the six months ended June 30, 2004 and 2003.

	Quarters ended
	June 30, 2004		March 31, 2004		June 30, 2003
	Balance	Rate	Balance	Rate	Balance	Rate
Average Assets
Federally insured student loans	$50,424	3.93%	$47,746	3.95%	$38,835	4.78%
Private Credit Student Loans	4,375	7.04	5,146	5.99	5,338	6.60
Academic facilities financings and other loans	982	7.77	1,062	7.36	1,162	7.13
Cash and investments	12,729	1.67	9,025	2.04	6,241	2.93

Total interest earning assets	68,510	3.76%	62,979	3.90%	51,576	4.79%

Non-interest earning assets	6,983		6,046		5,656

Total assets	$75,493		$69,025		$57,232

Average Liabilities and Stockholders' Equity
Six-month floating rate notes	$2,250	1.19%	$2,621	1.04%	$2,985	1.18%
Other short-term borrowings	11,993	1.77	16,208	1.93	21,573	1.69
Long-term notes	55,283	1.80	44,169	1.83	27,675	2.29

Total interest bearing liabilities	69,526	1.77%	62,998	1.82%	52,233	1.98%

Non-interest bearing liabilities	3,141		3,487		2,743
Stockholders' equity	2,826		2,540		2,256

Total liabilities and stockholders' equity	$75,493		$69,025		$57,232

Net interest margin		1.96%		2.08%		2.79%

	Six months ended
	June 30, 2004		June 30, 2003
	Balance	Rate	Balance	Rate
Average Assets
Federally insured student loans	$49,085	3.94%	$38,765	4.84%
Private Credit Student Loans	4,761	6.47	5,401	6.55
Academic facilities financings and other loans	1,022	7.56	1,163	7.36
Cash and investments	10,876	1.82	5,368	2.84

Total interest earning assets	65,744	3.83%	50,697	4.87%

Non-interest earning assets	6,515		5,309

Total assets	$72,259		$56,006

Average Liabilities and Stockholders' Equity
Six-month floating rate notes	$2,435	1.11%	$2,937	1.23%
Other short-term borrowings	14,101	1.86	22,223	1.60
Long-term notes	49,726	1.81	25,888	2.50

Total interest bearing liabilities	66,262	1.80%	51,048	2.03%

Non-interest bearing liabilities	3,314		2,787
Stockholders' equity	2,683		2,171

Total liabilities and stockholders' equity	$72,259		$56,006

Net interest margin		2.02%		2.82%

        The decrease in the net interest margin from the second quarter of 2003 to the second quarter of 2004 was primarily due to the decrease in Floor Income and other student loan spread related items as discussed under "Student Loan Spread Analysis after Reclassification of Realized Derivative Transactions—Non-GAAP Presentation." The decrease in the net interest margin was also due to the increase in lower yielding short-term investments caused by the increase in non-GSE funding in connection with the GSE Wind-Down.

Reclassifications

        Certain reclassifications have been made to the balances as of and for the quarter and six months ended June 30, 2003 to be consistent with classifications adopted for 2004.

Reclassification of Realized Derivative Transactions—Non-GAAP Presentation

        The Financial Accounting Standards Board's Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires net settlement income/expense on derivatives and realized gains/losses on derivative dispositions ("realized derivative transactions") that do not qualify as accounting hedges under SFAS No. 133 to be recorded in a separate income statement line item below net interest income. In response to this interpretation, we believe that it is helpful to the understanding of our business to have two presentations of net interest income and net interest margin. The first is the presentation in accordance with generally accepted accounting principles in the United States of America ("GAAP") that includes realized derivative transactions in the derivative market value adjustment line on the income statement, thus excluding these transactions from the net interest income and margin. In the second presentation we reclassified these realized derivative transactions from the derivative market value adjustment to financial statement line item of the economically hedged item. We believe that this second presentation reflects how we manage interest rate risk through the match funding of interest sensitive assets and liabilities. The non-GAAP presentations of our taxable equivalent net interest income, average balance sheets and student loan spread analysis in the following tables will reflect these reclassifications. In addition we have included a reconciliation of our taxable equivalent net interest income from the GAAP presentation to the non-GAAP presentation.

        The table below details the reclassification of the derivative net settlements and realized gains/losses related to derivative dispositions that is used in the following non-GAAP presentations as discussed above.

	Quarters ended			Six months ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Reclassification of realized derivative transactions:
Net settlement expense on Floor Income Contracts reclassified to student loan income	$(102)	$(109)	$(97)	$(211)	$(215)
Net settlement expense on Floor Income Contracts reclassified to servicing and securitization revenue	(52)	(58)	(46)	(110)	(82)
Net settlement income on interest rate swaps reclassified to interest expense	3	12	9	15	22
Net settlement expense on interest rate swaps reclassified to servicing and securitization revenue	(22)	(13)	(16)	(35)	(32)
Realized gain/loss on closed Eurodollar futures contracts and terminated derivative contracts reclassified to other income	(8)	(48)	(25)	(56)	(102)

Total reclassifications	$(181)	$(216)	$(175)	$(397)	$(409)

Taxable Equivalent Net Interest Income after Reclassification of Realized Derivative Transactions—Non-GAAP Presentation

        The amounts in the following table are adjusted for the impact of certain tax-exempt and tax-advantaged investments based on the marginal federal corporate tax rate of 35 percent.

	Quarters ended			Six months ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Interest income, non-GAAP
Student loans	$467	$438	$453	$903	$890
Academic facilities financings and other loans	18	18	19	37	39
Investments	52	43	42	96	70
Taxable equivalent adjustment	1	3	5	5	8

Total taxable equivalent interest income, non-GAAP	538	502	519	1,041	1,007
Interest expense, non-GAAP	304	274	248	578	492

Taxable equivalent net interest income, non-GAAP	$234	$228	$271	$463	$515

Reconciliation of Taxable Equivalent Net Interest Income as presented in accordance with GAAP to the Non-GAAP Presentation for Realized Derivative Transactions

	Quarters ended			Six months ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Taxable equivalent net interest income, GAAP	$333	$325	$359	$659	$708
Settlements on Floor Income Contracts reclassified to student loan income	(102)	(109)	(97)	(211)	(215)
Net settlements on interest rate swaps reclassified to interest expense	3	12	9	15	22

Taxable equivalent net interest income, non-GAAP	$234	$228	$271	$463	$515

Average Balance Sheets after Reclassification of Realized Derivative Transactions—Non-GAAP

        The following table reflects the rates earned on interest earning assets and paid on interest bearing liabilities for the quarters ended June 30, 2004, March 31, 2004 and June 30, 2003 and for the six months ended June 30, 2004 and 2003.

	Quarters ended
	June 30, 2004		March 31, 2004		June 30, 2003
	Balance	Rate	Balance	Rate	Balance	Rate
Average Assets
Federally insured student loans	$50,424	3.12%	$47,746	3.04%	$38,835	3.76%
Private Credit Student Loans	4,375	7.04	5,146	5.99	5,338	6.60
Academic facilities financings and other loans	982	7.77	1,062	7.36	1,162	7.13
Cash and investments	12,729	1.67	9,025	2.04	6,241	2.93

Total interest earning assets	68,510	3.16%	62,979	3.21%	51,576	4.03%

Non-interest earning assets	6,983		6,046		5,656

Total assets	$75,493		$69,025		$57,232

Average Liabilities and Stockholders' Equity
Six-month floating rate notes	$2,250	1.19%	$2,621	1.04%	$2,985	1.18%
Other short-term borrowings	11,993	1.71	16,208	1.78	21,573	1.71
Long-term notes	55,283	1.80	44,169	1.78	27,675	2.11

Total interest bearing liabilities	69,526	1.76%	62,998	1.75%	52,233	1.89%

Non-interest bearing liabilities	3,141		3,487		2,743
Stockholders' equity	2,826		2,540		2,256

Total liabilities and stockholders' equity	$75,493		$69,025		$57,232

Net interest margin, non-GAAP		1.38%		1.46%		2.11%

	Six months ended
	June 30, 2004		June 30, 2003
	Balance	Rate	Balance	Rate
Average Assets
Federally insured student loans	$49,085	3.08%	$38,765	3.71%
Private Credit Student Loans	4,761	6.47	5,401	6.55
Academic facilities financings and other loans	1,022	7.56	1,163	7.36
Cash and investments	10,876	1.82	5,368	2.84

Total interest earning assets	65,744	3.18%	50,697	4.00%

Non-interest earning assets	6,515		5,309

Total assets	$72,259		$56,006

Average Liabilities and Stockholders' Equity
Six-month floating rate notes	$2,435	1.11%	$2,937	1.23%
Other short-term borrowings	14,101	1.75	22,223	1.61
Long-term notes	49,726	1.79	25,888	2.30

Total interest bearing liabilities	66,262	1.76%	51,048	1.94%

Non-interest bearing liabilities	3,314		2,787
Stockholders' equity	2,683		2,171

Total liabilities and stockholders' equity	$72,259		$56,006

Net interest margin, non-GAAP		1.41%		2.05%

        The 58 basis point difference between the second quarter of 2004 non-GAAP net interest margin of 1.38 percent versus the GAAP net interest margin of 1.96 percent is primarily due to the inclusion of payments on Floor Income Contracts in the non-GAAP presentation which reduced net interest income by 59 basis points. The 61 basis point difference between the six months ended June 30, 2004 non-GAAP net interest margin of 1.41 percent versus the GAAP net interest margin of 2.02 percent is also primarily due to the inclusion of payments on Floor Income Contracts in the non-GAAP presentation which reduced net interest income by 65 basis points. (See "Reclassification of Realized Derivative Transactions—Non-GAAP Presentation" above.) For a discussion of other fluctuations between the second quarter 2004 net interest margin versus the second quarter 2003 net interest margin, please see "Net Interest Income—Average Balance Sheets" above.

Student Loans

        For both federally insured and Private Credit Student Loans, we account for premiums paid, discounts received and certain origination costs incurred on the acquisition of student loans in accordance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." The unamortized portion of the premiums and discounts are included in the carrying value of the student loan on the consolidated balance sheet. We recognize income on our student loan portfolio based on the expected yield of the student loan after giving effect to the amortization of purchase premiums and the accretion of student loan discounts, as well as borrower benefit programs. Origination fees charged on Private Credit Student Loans are deferred and amortized to income over the lives of the student loans. In the "Student Loan Spread Analysis after Reclassification of Realized Derivative Transactions—Non-GAAP" tables below, this amortization of origination fees is netted with the amortization of the premiums.

Student Loan Spread Analysis after Reclassification of Realized Derivative Transactions—Non-GAAP Presentation (see "Reclassification of Realized Derivative Transactions—Non-GAAP Presentation")

        The following table analyzes the reported earnings from student loans both on-balance sheet and those off-balance sheet in securitization trusts. For student loans off-balance sheet, we will continue to earn securitization and servicing fee revenues over the life of the securitized loan portfolios. The off-balance sheet information presented in "Securitization Program—Servicing and Securitization Revenue" analyzes the on-going servicing revenue and Residual Interest earned on the securitized portfolios of student loans. For an analysis of our student loan spread for the entire portfolio of Managed student loans on a similar basis to the on-balance sheet analysis, see " 'Core Cash' Student Loan Spread Analysis."

	Quarters ended			Six months ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
On-Balance Sheet
Student loan yield, before Floor Income	4.27%	4.12%	4.36%	4.21%	4.41%
Floor Income	.04	.13	.42	.08	.36
Consolidation Loan Rebate Fees	(.54)	(.54)	(.46)	(.54)	(.48)
Offset Fees	(.05)	(.06)	(.08)	(.06)	(.08)
Borrower benefits	(.20)	(.14)	(.08)	(.17)	(.08)
Premium and origination fee amortization	(.10)	(.18)	(.06)	(.14)	(.08)

Student loan net yield	3.42	3.33	4.10	3.38	4.05
Student loan cost of funds	(1.73)	(1.60)	(1.69)	(1.67)	(1.72)

Student loan spread, non-GAAP	1.69%	1.73%	2.41%	1.71%	2.33%

Off-Balance Sheet
Servicing and securitization revenue, before Floor Income	1.03%	1.12%	1.39%	1.08%	1.42%
Floor Income, net of Floor Income previously recognized in gain on sale calculation	.24	.33	.73	.28	.73

Servicing and securitization revenue	1.27%	1.45%	2.12%	1.36%	2.15%

Average Balances
On-balance sheet student loans	$54,799	$52,892	$44,173	$53,846	$44,166
Off-balance sheet student loans	39,318	37,786	37,811	38,552	36,527

Managed student loans	$94,117	$90,678	$81,984	$92,398	$80,693

Discussion of On-Balance Sheet Student Loan Spread, Non-GAAP

        The decrease in the second quarter of 2004 student loan spread versus the prior quarter is primarily due to lower Floor Income and higher borrower benefits, partially offset by lower premium amortization caused by fewer consolidations to third parties which resulted in less premium balance write-offs for the Company's FFELP Stafford loans.

        When compared with the second quarter of 2003, the decrease in the student loan spread is primarily due to lower Floor Income, higher spreads on our debt funding student loans, the increase in the average balance of Consolidation Loans as a percentage of the on-balance sheet portfolio and higher premium amortization and borrower benefit expense. The increase in the spread to the index on our debt is due to the replacement of lower cost GSE funding with non-GSE funding in connection with the GSE Wind-Down. GSE debt generally has lower credit spreads than non-GSE funding sources and our non-GSE liabilities are significantly longer in duration than our GSE liabilities. Also, we use higher cost, longer-term debt to fund Consolidation Loans.

        Consolidation Loans have lower spreads than other FFELP loans due to the 105 basis point Consolidation Loan Rebate Fee. The negative effect of this fee is partially offset by the absence of the 30 basis point Offset Fee on GSE student loans, higher SAP yield and lower student loan premium amortization discussed below. As long as interest rates remain at historically low levels and absent a program change in the next HEA reauthorization, we expect Consolidation Loans to be actively marketed by the student loan industry and remain an attractive refinancing option for borrowers, resulting in Consolidation Loans representing an increasing percentage of our federally guaranteed student loan portfolio.

        The year-over-year increase in the premium amortization and borrower benefit expenses is primarily the result of revised life of loan estimates for higher consolidation activity in the fourth quarter of 2003.

On-Balance Sheet Floor Income

        For on-balance sheet student loans, gross Floor Income is included in student loan income. The following table summarizes the components of Floor Income from on-balance sheet student loans, net of payments under Floor Income Contracts, for the quarters ended June 30, 2004, March 31, 2004, and June 30, 2003 and for the six months ended June 30, 2004 and 2003.

	Quarters ended
	June 30, 2004			March 31, 2004			June 30, 2003
(Dollars in millions)	Fixed borrower rate	Variable borrower rate	Total	Fixed borrower rate	Variable borrower rate	Total	Fixed borrower rate	Variable borrower rate	Total
Floor Income:
Gross Floor Income	$108	$—	$108	$124	$2	$126	$127	$16	$143
Payments on Floor Income Contracts	(102)	—	(102)	(109)	—	(109)	(97)	—	(97)

Net Floor Income	$6	$—	$6	$15	$2	$17	$30	$16	$46

Net Floor Income in basis points	4	—	4	11	2	13	27	15	42

	Six months ended
	June 30, 2004			June 30, 2003
(Dollars in millions)	Fixed borrower Rate	Variable borrower rate	Total	Fixed borrower Rate	Variable borrower rate	Total
Floor Income:
Gross Floor Income	$232	$2	$234	$264	$29	$293
Payments on Floor Income Contracts	(211)	—	(211)	(215)	—	(215)

Net Floor Income	$21	$2	$23	$49	$29	$78

Net Floor Income in basis points	8	—	8	23	13	36

Securitization Program

Securitization Activity

        The following table summarizes our securitization activity for the quarters ended June 30, 2004, March 31, 2004, and June 30, 2003 and for the six months ended June 30, 2004 and 2003.

	Quarters ended
	June 30, 2004				March 31, 2004				June 30, 2003
	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %
FFELP Stafford/PLUS loans	2	$5,502	$71	1.3%	—	$—	$—	—%	1	$1,005	$13	1.3%
Consolidation Loans	—	—	—	—	—	—	—	—	1	2,251	216	9.6%
Private Credit Student Loans	1	1,282	127	9.9	1	1,252	114	9.1	1	1,248	85	6.8%

Total securitizations - sales	3	6,784	$198	2.9%	1	1,252	$114	9.1%	3	4,504	$314	7.0%

Asset-backed commercial paper(1)	1	4,186			—	—			—	—
Consolidation Loans(2)	1	2,446			3	8,023			1	2,256

Total securitizations - financings	2	6,632			3	8,023			1	2,256

Total securitizations	5	$13,416			4	$9,275			4	$6,760

	Six months ended
	June 30, 2004				June 30, 2003
	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %
FFELP Stafford/PLUS loans	2	$5,502	$71	1.3%	2	$2,261	$33	1.5%
Consolidation Loans	—	—	—	—	2	4,256	434	10.2%
Private Credit Student Loans	2	2,534	241	9.5	2	2,253	153	6.8%

Total securitizations — sales	4	8,036	$312	3.9%	6	8,770	$620	7.1%

Asset-backed commercial paper (1)	1	4,186			—	—
Consolidation Loans(2)	4	10,469			2	4,312

Total securitizations — financings	5	14,655			2	4,312

Total securitizations	9	$22,691			8	$13,082

(1)
In the second quarter of 2004 the Company closed its first asset-backed commercial paper conduit. The conduit is a multi-seller conduit and allows the Company to borrow up to $5 billion. The conduit is a revolving 364-day facility with annual extensions. The Company may purchase loans out of this trust at its discretion. As a result, the trust did not qualify as a qualifying special purpose entity ("QSPE") and the securitization was accounted for on-balance sheet as a Variable Interest Entity ("VIE").

(2)
In certain Consolidation Loan securitization structures, the Company holds certain rights that can affect the remarketing of certain bonds. These remarketing rights are not significantly limited in nature. Therefore, these securitizations did not qualify as QSPEs. Accordingly, they are accounted for on-balance sheet as VIEs with the securitized federally insured student loans reflected in the balance sheet as "federally insured student loans in trust."

        The increase in the Private Credit securitization gain for the second quarter of 2004 is primarily due to the underlying student loans having higher spreads.

Servicing and Securitization Revenue

        Servicing and securitization revenue, the ongoing revenue from securitized loan pools accounted for off-balance sheet as QSPEs, includes the interest earned on the Residual Interest asset, the revenue we receive for servicing the loans in the securitization trusts, and Embedded Floor Income on securitized student loans not previously included in the gain on sale calculation. Interest income recognized on the Residual Interest is based on our anticipated yield, determined by periodically estimating future cash flows.

        The following table summarizes the components of servicing and securitization revenue for the quarters ended June 30, 2004, March 31, 2004, and June 30, 2003 and for the six months ended June 30, 2004 and 2003.

	Quarters ended			Six months ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Servicing revenue	$78	$76	$77	$154	$152
Securitization revenue, before Embedded Floor Income	23	30	54	53	104

Servicing and securitization revenue, before Embedded Floor Income	101	106	131	207	256
Embedded Floor Income	66	78	109	144	194
Less: Floor Income previously recognized in gain calculation	(43)	(47)	(40)	(90)	(61)

Net Embedded Floor Income	23	31	69	54	133

Total servicing and securitization revenue	$124	$137	$200	$261	$389

Average off-balance sheet student loans	$39,318	$37,786	$37,811	$38,552	$36,527

Average balance of Retained Interest	$2,468	$2,442	$2,695	$2,455	$2,446

Servicing and securitization revenue as a percentage of the average balance of off-balance sheet student loans (annualized)	1.27%	1.45%	2.12%	1.36%	2.15%

        The decrease in securitization revenue before Embedded Floor Income for the quarters ended June 30, 2004 and March 31, 2004, is generally due to the impact of Consolidation Loan activity, which resulted in impairment of the Residual Interest asset and negatively impacted yields used to recognize income. In addition, for the quarter ended June 30, 2004, as a result of the significant increase in interest rates, we experienced impairment related to the Floor Income component of our Residual Interest asset as future expected Floor Income has decreased. This impairment of our Residual Interest is offset by gains recognized through the derivative market value adjustment for Floor Income Contracts.

"CORE CASH" RESULTS OF OPERATIONS

Non-GAAP "Core Cash" Earnings

        In accordance with the Rules and Regulations of the SEC, we prepare financial statements in accordance with GAAP. In addition to evaluating the Company's GAAP-based financial information, management, credit rating agencies, lenders and analysts also evaluate the Company on certain non-GAAP performance measures that we refer to as "core cash" measures. While "core cash" measures are not a substitute for reported results under GAAP, we rely on "core cash" measures in operating our business because we believe they provide additional information regarding the operational and performance indicators that are most closely assessed by management.

        We report pro forma "core cash" measures, which are the financial performance measures used by management not only in developing our financial plans and tracking results, but also in establishing corporate performance targets and determining incentive compensation. Our "core cash" measures are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. "Core cash" measures reflect only current period adjustments to GAAP as described below. Accordingly, the Company's "core cash" measures presentation does not represent another comprehensive basis of accounting. A more detailed discussion of the differences between GAAP and "core cash" measures follows.

1)
Securitization: Under GAAP, certain securitization transactions are accounted for as sales of assets. Under "core cash," we present all securitization transactions as long-term non-recourse financings. The upfront "gains" on sale from securitization as well as ongoing "servicing and securitization revenue" presented in accordance with GAAP are excluded from "core cash" and replaced by the interest income, provision for loan losses, and interest expense as they are earned or incurred on the securitized loans.

The following table summarizes the securitization adjustments for the quarters ended June 30, 2004, March 31, 2004, and June 30, 2003 and for the six months ended June 30, 2004 and 2003.

	Quarters ended			Six months ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
"Core cash" securitization adjustments:
Net interest income on securitized loans, after provision for losses	$251	$262	$266	$513	$496
Gains on student loan securitizations	(198)	(114)	(314)	(312)	(620)
Servicing and securitization revenue	(124)	(137)	(200)	(261)	(389)

Total "core cash" securitization adjustments	$(71)	$11	$(248)	$(60)	$(513)

2)
Derivative Accounting: SFAS No. 133 requires that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria, as specified by SFAS No. 133, are met. We believe that our derivatives are effective economic hedges and they are a critical element of our interest rate risk management strategy. However, under SFAS No. 133, some of our derivatives, primarily Floor Income Contracts, Eurodollar futures contracts, certain basis swaps and equity forward contracts (discussed in detail below), do not qualify for "hedge treatment" and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item. The derivative market value adjustment is primarily caused by interest rate volatility and changing credit spreads during the period and the volume and term of derivatives not receiving hedge accounting treatment. "Core cash" earnings exclude the periodic unrealized gains and losses primarily caused by the one-sided derivative valuations, and recognize the economic effect of these hedges, which results in any cash paid or received being recognized ratably as an expense or revenue over the hedged item's life.

Our Floor Income Contracts are written options. SFAS No. 133's hedge criteria regarding effectiveness when using written options is more stringent than other hedging relationships. Because the paydown of principal of the student loans underlying the Floor Income embedded in those student loans does not exactly match the change in the notional amount of our written Floor Income Contracts, the written Floor Income Contracts do not qualify as effective hedges under SFAS No. 133. The Floor Income Contracts effectively fix the amount of Floor Income we will earn over the contract period, thus eliminating the timing and uncertainty associated with Floor Income for that period. Prior to SFAS No. 133, we accounted for Floor Income Contracts as hedges and amortized the upfront cash compensation ratably over the lives of the contracts. Under SFAS No. 133, the upfront payment is deemed a liability and changes in fair value are recorded through income throughout the life of the contract. The change in the value of Floor Income Contracts is caused by changing interest rates that cause the amount of Floor Income earned on the underlying student loans and transferred to the counterparties to vary. The change in the market value of the Floor Income Contracts is economically offset by the change in value of the student loan portfolio earning Floor Income, but that offsetting change in value is not recognized under SFAS No. 133.

Basis swaps are used to convert the floating rate debt from one interest rate index to another to match the interest rate characteristics of the assets financed by that debt. We primarily use basis swaps to change the index of our fixed rate and LIBOR-based debt to better match the cash flows of our student loan assets that are primarily indexed to commercial paper, Prime or the Treasury bill. SFAS No. 133 requires that the change in the cash flows of the hedge effectively offset both the change in the cash flows of the asset and the change in the cash flows of the liability. Our basis swaps hedge variable interest rate risk and do not meet this effectiveness test because student loans can earn at either a variable or a fixed interest rate depending on market interest rates. We also have basis swaps that do not meet the SFAS No. 133 effectiveness test that economically hedge off-balance sheet instruments. As a result, these swaps are recorded at fair value with subsequent changes in value reflected in the income statement.

Generally, a decrease in current interest rates and the respective forward interest rate curves results in an unrealized loss related to our written Floor Income Contracts and Eurodollar futures contracts. We will experience unrealized gains/losses related to our basis swaps, if the two underlying indexes (and related forward curve) do not move in parallel.

Under SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," equity forward contracts that allow a net settlement option either in cash or the Company's stock are required to be accounted for in accordance with SFAS No. 133 as derivatives. As a result, we now account for our equity forward contracts as derivatives in accordance with SFAS No. 133 and mark them to market through earnings.

The table below quantifies the adjustments for derivative accounting under SFAS No. 133 on our net income for the quarters ended June 30, 2004, March 31, 2004, and June 30, 2003, and for the six months ended June 30, 2004 and 2003, when compared with the accounting principles employed in all years prior to the SFAS No. 133 implementation.

	Quarters ended			Six months ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
SFAS No. 133 income statement items:
Derivative market value adjustment	$(386)	$117	$205	$(269)	$324
Plus: Realized derivative transactions	(181)	(216)	(175)	(397)	(409)

Unrealized derivative market value adjustment	(567)	(99)	30	(666)	(85)
Other pre-SFAS No. 133 accounting adjustments	6	—	—	6	—

Total net impact of SFAS No. 133 derivative accounting	$(561)	$(99)	$30	$(660)	$(85)

3)
Floor Income: The timing and amount (if any) of Floor Income earned is uncertain and in excess of expected spreads and, therefore, we exclude such income when it is not economically hedged from "core cash" measures. We employ derivatives, primarily Floor Income Contracts and futures, to economically hedge Floor Income. As discussed below under "Derivative Accounting," these derivatives do not qualify as effective accounting hedges and therefore are marked-to-market through the derivative market value adjustment. For "core cash" measures, we reverse the fair value adjustments on the Floor Income Contracts and futures economically hedging Floor Income and include the amortization of net premiums received (net of Eurodollar futures contracts' realized gains or losses) in income. The following table summarizes the Floor Income adjustments for the quarters ended June 30, 2004, March 31, 2004, and June 30, 2003 and for the six months ended June 30, 2004 and 2003.

	Quarters ended			Six months ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
"Core cash" Floor Income adjustments:
Floor Income earned on Managed loans, net of payments on Floor Income Contracts	$(18)	$(34)	$(103)	$(52)	$(176)
Amortization of net premiums on Floor Income Contracts and futures in net interest income	42	45	36	87	74
Net losses related to closed Eurodollar futures contracts economically hedging Floor Income	—	50	3	50	4
Losses on sales of derivatives hedging Floor Income	—	—	20	—	91

Total "core cash" Floor Income adjustments	$24	$61	$(44)	$85	$(7)

4)
Other items: We exclude certain transactions that are not considered part of our core business, including amortization of acquired intangibles, as well as gains and losses on certain sales of securities.

"Core Cash" Statements of Income

	Quarters ended			Six months ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Managed interest income:
Managed federally insured student loans	$710	$687	$644	$1,397	$1,288
Managed Private Credit Student Loans	147	114	110	260	209
Academic facilities financings and other loans	18	18	19	37	39
Investments	56	48	44	104	73

Total Managed interest income	931	867	817	1,798	1,609
Managed interest expense	486	434	424	920	843

Net Managed interest income	445	433	393	878	766
Less: provision for losses	40	45	29	85	61

Net Managed interest income after provision for losses	405	388	364	793	705

Other income:
Guarantor servicing fees	23	35	25	58	60
Debt management fees	70	80	52	150	111
Other	72	59	60	131	113

Total other income	165	174	137	339	284
Operating expenses	199	202	183	401	356

Income before income taxes	371	360	318	731	633
Income taxes	134	129	108	263	220

"Core cash" net income	237	231	210	468	413
Preferred stock dividends	3	3	3	6	6

"Core cash" net income attributable to common stock	$234	$228	$207	$462	$407

"Core cash" diluted earnings per common share	$.52	$.51	$.44	$1.03	$0.87

Reconciliation of GAAP Net Income to "Core Cash" Net Income

	Quarters ended			Six months ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
GAAP net income	$615	$291	$373	$906	$789
"Core cash" adjustments:
Net impact of securitization accounting	(71)	11	(248)	(60)	(513)
Net impact of derivative accounting	(561)	(99)	30	(660)	(85)
Net impact of Floor Income	24	61	(44)	85	(7)
Amortization of acquired intangibles and other	11	7	6	18	21

Total "core cash" adjustments before income taxes	(597)	(20)	(256)	(617)	(584)
Net tax effect (A)	219	(40)	93	179	208

Total "core cash" adjustments	(378)	(60)	(163)	(438)	(376)

"Core cash" net income	$237	$231	$210	$468	$413

(A)
Such tax effect is based upon the Company's "core cash" effective tax rate for the year. The net tax effect results primarily from the exclusion of the permanent income tax impact of the equity forward contracts.

"Core Cash" Student Loan Spread Analysis

        The following table analyzes the earnings from our portfolio of Managed student loans, which includes loans both on-balance sheet and off-balance sheet in securitization trusts and excludes Floor Income.

	Quarters ended			Six months ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
"Core cash" student loan yields	4.31%	4.15%	4.31%	4.23%	4.37%
Consolidation Loan Rebate Fees	(.39)	(.40)	(.35)	(.40)	(.34)
Offset Fees	(.03)	(.03)	(.04)	(.03)	(.04)
Borrower benefits	(.10)	(.08)	(.12)	(.09)	(.11)
Premium and origination fee amortization	(.13)	(.09)	(.11)	(.11)	(.14)

"Core cash" student loan net yield	3.66	3.55	3.69	3.60	3.74
"Core cash" student loan cost of funds	(1.75)	(1.64)	(1.76)	(1.69)	(1.81)

"Core cash" student loan spread	1.91%	1.91%	1.93%	1.91%	1.93%

Average Balances
On-balance sheet student loans	$54,799	$52,892	$44,173	$53,846	$44,166
Off-balance sheet student loans	39,318	37,786	37,811	38,552	36,527

Managed student loans	$94,117	$90,678	$81,984	$92,398	$80,693

Discussion of "Core Cash" Student Loan Spread

        The second quarter of 2004 "core cash" student loan spread equaled the first quarter of 2004 student loan spread, however there were a number of items that impacted the quarter to quarter spread analysis. In the first quarter of 2004, we increased the term for amortizing premiums and discounts related to our Private Credit Student Loans and loans in our off-balance sheet trusts. This resulted in a net reduction of the premium balance of $16 million to reflect the longer term of the related loan portfolios from inception. This increase in premium expense versus the prior quarter was partially offset by lower premium balance write-offs from FFELP Stafford loan consolidations to third parties.

        When compared with the second quarter of 2003, the decrease in the "core cash" student loan spread is primarily due to higher spreads on our debt funding student loans and the increase in the average balance of Consolidation Loans as a percentage of the Managed portfolio. The increase in the spread to the index on our debt is due to the replacement of lower cost GSE funding with non-GSE funding in connection with the GSE Wind-Down. GSE debt generally has lower credit spreads than non-GSE funding sources and our non-GSE liabilities are significantly longer in duration than our GSE liabilities. Also, we use higher cost, longer-term debt to fund Consolidation Loans.

        Consolidation Loans have lower spreads than other FFELP loans due to the 105 basis point Consolidation Loan Rebate Fee. The negative effect of this fee is partially offset by the absence of the 30 basis point Offset Fee on GSE student loans, higher SAP yield and lower student loan premium amortization discussed below. As long as interest rates remain at historically low levels and absent a program change in the next HEA reauthorization, we expect Consolidation Loans to be actively marketed by the student loan industry and remain an attractive refinancing option for borrowers, resulting in Consolidation Loans representing an increasing percentage of our federally guaranteed student loan portfolio.

        This year-over-year reduction in the student loan spread was offset by the increase in the average balance of Managed Private Credit Student Loans as a percentage of the average Managed student loan portfolio from 9 percent in the second quarter 2003 to 11 percent in the second quarter 2004, by higher amortization of upfront premiums received on Floor Income Contracts and by reduced borrower benefits expense. The lower borrower benefits in the second quarter of 2004 versus the prior year resulted from the reduction in our estimate of the number of borrowers who qualify for the benefit. Private Credit Student Loans are subject to credit risk and therefore earn higher spreads which averaged 4.72 percent in the second quarter of 2004 for the Managed Private Credit Student Loan portfolio versus a spread of 1.57 percent for the Managed guaranteed student loan portfolio.

Allowance for Private Credit Student Loan Losses—Managed Basis

        The allowance for Private Credit Student Loan losses is an estimate of losses in the portfolio at the balance sheet date that will be charged off in subsequent periods. We estimate our losses using historical data from our Private Credit Student Loan portfolios, extrapolations of FFELP loan loss data, current trends and relevant industry information. As our Private Credit Student Loan portfolios continue to mature, more reliance is placed on our own historic Private Credit Student Loan charge-off and recovery data. We use this data in internally developed models to estimate the amount of losses, net of subsequent collections, projected to occur in the Private Credit Student Loan portfolios.

        An analysis of our allowance for loan losses for Managed Private Credit Student Loans for the quarters ended June 30, 2004, March 31, 2004, and June 30, 2003 and for the six months ended June 30, 2004 and 2003 is presented in the following table.

	Quarters ended			Six months ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Managed Private Credit Student Loan allowance balance at beginning of period	$272	$259	$218	$259	$194
Provision for Managed Private Credit Student Loan losses	38	37	27	75	59
Other	—	—	—	—	7
Charge-offs:
Managed Private Credit Student Loans	(26)	(26)	(19)	(52)	(36)
Managed Private Credit Student Loan recoveries	4	2	2	6	4

Total charge-offs, net of recoveries	(22)	(24)	(17)	(46)	(32)

Managed Private Credit Student Loan allowance balance at end of period	$288	$272	$228	$288	$228

Net Managed Private Credit Student Loan charge-offs as a percentage of average Managed Private Credit Student Loans (annualized)	.93%	1.03%	.95%	.98%	.95%
Net Managed Private Credit Student Loan charge-offs as a percentage of average Managed Private Credit Student Loans in repayment (annualized)	1.99%	2.16%	1.88%	2.04%	1.82%
Managed Private Credit Student Loan allowance as a percentage of average Managed Private Credit Student Loans	2.90%	2.98%	3.27%	3.02%	3.43%
Managed Private Credit Student Loan allowance as a percentage of the ending balance of Managed Private Credit Student Loans	2.83%	2.90%	3.15%	2.83%	3.15%
Managed Private Credit Student Loan allowance as a percentage of Managed Private Credit Student Loans in repayment	6.00%	6.16%	6.29%	6.00%	6.29%
Average balance of Managed Private Credit Student Loans	$9,909	$9,142	$6,982	$9,526	$6,654
Ending balance of Managed Private Credit Student Loans	$10,174	$9,408	$7,249	$10,174	$7,249
Average balance of Managed Private Credit Student Loans in repayment	$4,607	$4,376	$3,519	$4,560	$3,464
Ending balance of Managed Private Credit Student Loans in repayment	$4,792	$4,422	$3,629	$4,792	$3,629

        The increase in the provision for Managed Private Credit Student Loan losses for the second quarter of 2004 versus the prior quarter is mainly due to seasonality. The second quarter of the year is traditionally the peak period for students graduating from college. The increase in the provision for Managed Private Credit Student Loan losses for the second quarter of 2004 versus the year-ago quarter is primarily attributed to the growth in the portfolio of Managed Private Credit Student Loans and to the revision of our default assumptions in the fourth quarter of 2003.

Delinquencies—Managed Basis

        The table below shows our Private Credit Student Loan delinquency trends at June 30, 2004, March 31, 2004, and June 30, 2003 on a Managed Basis. Delinquencies have the potential to adversely impact earnings if the account charges off and results in increased servicing and collection costs.

        Loans in forbearance status decreased from 11.9 percent of loans in repayment and forbearance status at March 31, 2004 to 10.8 percent of loans in repayment and forbearance status at June 30, 2004. The decrease of loans in forbearance status is primarily due to seasonality. The ratio at June 30, 2003 was 10.3 percent. The increase over the year-ago period is associated with several small Private Credit Student Loan programs. The forbearance ratios at June 30, 2004 for all of the primary programs (Signature, LAW, MBA, etc.) are the same or lower than the year-ago period.

	June 30, 2004		March 31, 2004		June 30, 2003
	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$4,802		$4,386		$3,202
Loans in forbearance(2)	580		600		418
Loans in repayment and percentage of each status:
Loans current	4,441	93%	4,090	92%	3,356	92%
Loans delinquent 30-59 days(3)	147	3	126	3	110	3
Loans delinquent 60-89 days	83	1	82	2	62	2
Loans delinquent 90 days or greater	121	3	124	3	101	3

Total Managed Private Credit Student Loans in repayment	4,792	100%	4,422	100%	3,629	100%

Total Managed Private Credit Student Loans	10,174		9,408		7,249
Managed Private Credit Student Loan allowance for losses	(288)		(272)		(228)

Managed Private Credit Student Loans, net	$9,886		$9,136		$7,021

Percentage of Managed Private Credit Student Loans in repayment	47%		47%		50%

Delinquencies as a percentage of Managed Private Credit Student Loans in repayment	7%		8%		8%

(1)
Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)
Loans for borrowers who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing procedures and policies. Additionally, the forbearance balance at June 30, 2004 and March 31, 2004 included $5 million and $7 million, respectively, of career training loans in "closed school" status.

(3)
The period of delinquency is based on the number of days scheduled payments are contractually past due.

"Core Cash" Other Income

        When compared with GAAP other income, "core cash" other income excludes gains on student loan securitizations, servicing and securitization revenue, the derivative market value adjustment per SFAS No. 133 and certain gains and losses on sales of investment securities and student loans. The following table summarizes the components of "core cash" other income for the quarters ended June 30, 2004, March 31, 2004 and June 30, 2003 and for the six months ended June 30, 2004 and 2003.

Guarantor Servicing Fees, Debt Management Fees and Other Income

	Quarters ended			Six months ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Guarantor servicing and debt management fees:
Guarantor servicing fees	$23	$35	$25	$58	$60
Debt management fees	70	80	52	150	111

Total guarantor servicing and debt management fees	$93	$115	$77	$208	$171

Other income:
Late fees	$30	$21	$15	$51	$32
Third party servicing fees	12	13	13	25	28
Gains on sales of mortgages and other loan fees	6	5	15	11	21
Other	24	20	17	44	32

Total other income	$72	$59	$60	$131	$113

        The $16 million and $37 million increase in guarantor servicing and debt management fees in the three and six months ended June 30, 2004, respectively, versus the year-ago periods is due to the growth in the debt management business. The $12 million and $18 million increase in other income for the three and six months ended June 30, 2004, respectively, versus the year-ago periods is mainly attributed to an accrual for late fees in the second quarter of 2004, partially offset by lower gains on sales of mortgage loans.

        The $12 million decrease in guarantor servicing fees in the second quarter of 2004 versus the first quarter of 2004 is mainly due to the seasonal nature of the guarantor servicing business as certain fees are recognized upon loan disbursements. The $10 million decrease in debt management fees in the second quarter of 2004 versus the first quarter of 2004 is mainly due to the holding of Consolidation Loan disbursements, which delays the recognition of certain fee income earned when defaulted FFELP Stafford loans are consolidated. The $13 million increase in other income in the second quarter of 2004 versus the prior quarter is primarily due to the accrual for late fees.

"Core Cash" Operating Expenses

        Second quarter operating expenses were $199 million versus $183 million in the year-ago quarter and $202 million in the first quarter of 2004. The increase in operating expenses versus the year-ago quarter can mainly be attributed to the acquisition of Academic Management Services Corp. in the fourth quarter of 2003, increased servicing and debt management expenses consistent with the growth in borrowers and the growth in the debt management business. Student loan servicing expenses as a percentage of the average balance of student loans serviced was .14 percent, .15 percent and

.16 percent for the quarters ended June 30, 2004, March 31, 2004 and June 30, 2003, respectively and .15 percent and .16 percent for the six months ended June 30, 2004 and 2003, respectively.

RECENT DEVELOPMENTS

        On July 2, 2004, we announced that Bank One gave notice that they intend to terminate the marketing agreement between Bank One and our subsidiary, Education One Group, through which we market FFELP loans and other student loan products under the Bank One brand. Upon termination of the agreement, Bank One plans to bring the marketing of the Bank One brand for higher education lending in house. Management believes that Bank One is not permitted to terminate the marketing agreement and "in-source" the marketing function, while Bank One contends that its July 1, 2004 merger with JPMorgan Chase allows it to do so.

        Under the marketing agreement, Bank One pays us marketing fees to market to schools the Bank One brand for both FFELP loans and Private Credit Student Loans. In instances where Bank One is a Sallie Mae Preferred Lender, and sells the loans to us, these marketing fees are capitalized as a reduction in student loan premiums paid to Bank One upon purchase of the loans. Otherwise, when Bank One sells loans originated under this agreement to third parties, we recognize the marketing fees currently. For the six months ended June 30, 2004, marketing fees received under this arrangement totaled $22 million, of which $9 million was capitalized and $13 million was recognized currently.

        We also have two separate loan purchase agreements with Bank One, under which, we purchase Bank One branded FFELP loans and Private Credit Student Loans originated by Bank One using our origination platform. These loan purchase agreements are not subject to the termination notice and remain in place. For the six months ended June 30, 2004, Bank One originated $1.5 billion of FFELP loans and $405 million of Private Credit Student Loans under these loan purchase agreements. Our separate joint venture with JPMorgan Chase also remains in place. The Company is exploring with Bank One a mutually beneficial resolution of this matter.

PRIVATIZATION ACT—GSE WIND-DOWN UPDATE

        Under the Privatization Act, the GSE must wind down its operations and dissolve on or before September 30, 2008. In June 2004, the Company announced that it is planning to dissolve the GSE in early 2005. The Company had previously announced a target Wind-Down date of June 30, 2006.

        The Privatization Act provides generally that the GSE's non-GSE affiliates cannot purchase FFELP loans until the time that the GSE ceases acquiring such loans. As a part of the Wind-Down process, on July 1, 2004, the Company began purchasing FFELP loans through non-GSE affiliates and the GSE terminated all such activity.

        In June 2004, the Company announced that the GSE will no longer issue short-term floating rate notes. The GSE will continue to issue other short-term debt, however, until all current GSE assets are refinanced.

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SLM CORPORATION SUPPLEMENTAL FINANCIAL INFORMATION SECOND QUARTER 2004 (Dollars in millions, except per share amounts)